Exhibit 10.4

August 16, 2021

James Cummings, MD

Via email

Re:         Offer of Employment
Dear James,

Vaxart, Inc. (the “Company” or “Vaxart”) is pleased to offer you the position of Chief Medical Officer with a start date of September 27, 2021 (the “Start Date”). This position is a full-time position, reporting to Andrei Floroiu, CEO and President. This letter agreement replaces and supersedes the letter agreement between you and the Company dated July 20, 2021.

Salary, Bonus Rate and Benefits

You will be paid a salary at the rate of $400,000.00 per year, commencing on the Start Date. Your monthly salary will be paid once per month pursuant to the Company’s regular payroll policy. Your salary will be reviewed approximately annually as part of the Company’s normal performance and salary review process.

You will be eligible to participate in Vaxart’s corporate bonus program, commencing on the Start Date. Bonuses are paid annually at the discretion of Vaxart’s Board and management, based on both the success of the Company in meeting its goals and the performance of the individual. Your bonus potential is 40% of your salary earned in the year and will be pro-rated for 2021.

In addition to your compensation, commencing on the Start Date, you are eligible to participate in the standard benefit plans offered to all eligible employees, as described in the Company’s Employee Handbook and Vaxart’s Summary of Employee Benefits, subject to any eligibility requirements imposed by such plans. The Company currently offers group medical, dental, vision insurance life, accidental death and dismemberment (AD&D), and long-term disability insurance, to regular status employees who work a minimum of 30 hours per week on a regular basis. Eligibility begins on the first of the month following the date of hire. Benefits may be changed at any time at the discretion of the Company.

Regular status employees are eligible for vacation, sick leave and paid holidays as described in the Vaxart Employee Handbook.

We currently provide matching of the first 3% of your salary that you contribute to the Company sponsored 401(k) Plan.

Consulting Services

Prior to the Start Date, you agree to perform consulting services under the general direction of the Chief Executive Officer with respect to clinical and regulatory matters (including clinical trial design and regulatory strategies both in the U.S. and abroad), interactions with pan-governmental organizations such as WHO and CEPI, and business development activities. You shall make yourself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to provide the consulting services. In this regard, you agree to sign a standard consulting agreement and non-disclosure agreement in the form provided by the Company.

Equity Grant

The Company’s Board of Directors will grant you a nonqualified stock option to purchase 300,000 shares of the Company’s common stock, subject to and conditioned upon your commencement of consulting services for the Company as set forth above. The stock option shall vest over 48 months with 25% vesting after one year and 1/48th vesting monthly thereafter. The vesting commencement date will be the date you sign the consulting agreement and begin providing services to the Company.

At-Will Employment

Your employment and other service with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. In addition, your job duties, title, responsibilities, reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment or other service is one aspect of our relationship that will not change during your tenure as an employee or consultant, except by way of a written agreement expressly altering the at-will relationship and signed by you and the Company’s CEO.

Severance

Commencing on the Start Date, you will be eligible for the severance benefits for the Chief Medical Officer position as detailed in the Vaxart, Inc. Severance Benefit Plan filed with SEC. We will provide a copy of that plan, along with the related Participation Notice for your signature, under separate cover.

Work Location

You will work from your home office and travel to the headquarters in California or other locations as requested by the CEO or the Board. Reasonable and customary travel expenses between your home office and other locations will be reimbursed in accordance with the Company’s travel policy.

Conditions

This offer, and any employment or service pursuant to this offer, is conditioned upon the following:

●	Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment.

●	Your offer will be contingent on the satisfactory results of a background screening, which includes reference checks, and education and employment verifications.

●	Your signed agreement to, and ongoing compliance with, the terms of our Employee Proprietary Information and Inventions Agreement.

●

By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this offer, and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment and service. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment and service pursuant to this letter may not be changed, except by a writing issued by the CEO. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

We look forward to your accepting this offer and our having a mutually rewarding relationship.

As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

(Signatures are on the following page)

If you accept this offer, please date and sign below.

If you have any questions regarding this letter, please feel free to contact me.

Sincerely,

VAXART, INC.

/s/ Andrei Floroiu
By: Andrei Floroiu
President and CEO

I accept the above offer.

8/17/2021	/s/ James Cummings
Date	Signature